               COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
      EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)


The following table sets forth the ratio of earnings to fixed charges of the Company for the year ended December 31, 2003, 2002, ten-month period ended December 31, 2001, and the previous two fiscal years ended February 28 (29) computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (earnings before income taxes and fixed charges).


                                                            TEN MONTHS            FISCAL YEARS ENDED
                             YEAR ENDED DECEMBER 31,           ENDED                FEBRUARY 28(29),
(Dollars are in            --------------------------       DECEMBER 31,      ---------------------------
  thousands)                 2003             2002             2001             2001             2000
------------------        ----------       ----------       ----------       ----------       ----------
Net earnings              $2,372,950       $  841,779       $  486,006       $  374,153       $  410,243
Income tax expense         1,472,822          501,244          302,613          211,882          220,955
Interest expense           1,940,207        1,461,066        1,474,719        1,330,724          904,713
Interest portion of
  rental expense              36,565           26,671           16,201           17,745           19,080
                          ----------       ----------       ----------       ----------       ----------
Earnings available
  to cover fixed
  charges                 $5,822,544       $2,830,760       $2,279,539       $1,934,504       $1,554,991
                          ==========       ==========       ==========       ==========       ==========

Fixed charges
Interest expense          $1,940,207       $1,461,066       $1,474,719       $1,330,724       $  904,713
  Interest portion
  of rental expense           36,565           26,671           16,201           17,745           19,080
                          ----------       ----------       ----------       ----------       ----------
      Total fixed
       charges            $1,976,772       $1,487,737       $1,490,920       $1,348,469       $  923,793
                          ==========       ==========       ==========       ==========       ==========
Ratio of earnings
 to fixed charges               2.95             1.90             1.53             1.43             1.68
                          ==========       ==========       ==========       ==========       ==========